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                              Exhibit 11

             ANALYSIS & TECHNOLOGY, INC. AND SUBSIDIARIES

                  Computation of Earnings Per Share

          For the years ended March 31, 1996, 1995 and 1994

                                            1996           1995           1994
                                            ----           ----           ----
Primary:

Weighted average shares outstanding       2,415,970      2,346,487      2,215,778

Net effect of dilutive stock options
based on the treasury stock method
using the average market price               77,781        122,661        150,692

Total                                     2,493,751      2,469,148      2,366,470

Net earnings                             $2,077,621     $2,773,144     $2,498,578

Earnings per common and common
equivalent share                              $0.83          $1.12          $1.06

Fully Diluted:

Weighted average shares outstanding       2,415,570      2,346,487      2,215,778

Net effect of dilutive stock options
based on the treasury stock method
using the period end price                   85,198        130,325        186,579

Total                                     2,500,768      2,476,812      2,402,357

Net earnings                             $2,077,621     $2,773,144     $2,498,578

Earnings per common and common
equivalent share                              $0.83          $1.12          $1.04